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                                                                       Exhibit 5


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
                                                                                   LONDON, ENGLAND
                                                                                RIYADH, SAUDI ARABIA
   ST. LOUIS, MISSOURI                                                           KUWAIT CITY, KUWAIT
    NEW YORK, NEW YORK                                                     ABU DHABI, UNITED ARAB EMIRATES
  KANSAS CITY, MISSOURI                     BRYAN CAVE LLP                   DUBAI, UNITED ARAB EMIRATES
  OVERLAND PARK, KANSAS              700 THIRTEENTH STREET, N. W.                     HONG KONG
     PHOENIX, ARIZONA                WASHINGTON, D. C. 20005-3960       Shanghai, People's Republic Of China
 SANTA MONICA, CALIFORNIA                   (202) 508-6000                In Association with Bryan Cave, A
    IRVINE, CALIFORNIA                FACSIMILE: (202) 508-6200              Multinational Partnership.

                                  June 7, 2001


Board of Directors
United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910

Ladies and Gentlemen:

         We have acted as special counsel to United Therapeutics Corporation, a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") of the Company with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of an aggregate of 147,317 shares of the Company's common stock, $.01 par value (the "Shares"). All of the Shares are being registered for resale on behalf of the selling stockholder named in the Registration Statement, who acquired the Shares from the Company in a private placement that closed on December 28, 2000.

         In connection therewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement, certificates of public officials, statements and certificates of officers of the Company and of the selling stockholder named in the Registration Statement, and originals or copies certified to our satisfaction of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, minutes of meetings of the Board of Directors of the Company and such other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below.

         In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. We have also assumed the due authorization, execution and delivery of all documents.



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         Based on the foregoing and in reliance thereon, we are of the opinion that:

         1. The Company has been duly incorporated and is in good standing under the laws of the State of Delaware.

         2. The Shares are duly authorized, validly issued, fully paid and non-assessable.

         This opinion is not rendered with respect to any laws other than the laws of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Lawyers" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares.

                     Very truly yours,

                     /s/ Bryan Cave LLP

                     BRYAN CAVE LLP